UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Western Reserve Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

4015 MEDINA ROAD
P.O. BOX 585
MEDINA, OHIO 44258-0585
PHONE: (330) 764-3131
OR: (866) 633-4622
www.westernreservebank.com
To Our Shareholders:
We cordially invite you to attend the Annual Meeting of Shareholders of Western Reserve Bancorp, Inc. to be held on Thursday, May 7, 2009 at The Medina Country Club, 5588 Wedgewood Road, Medina, Ohio. Refreshments will be available at 8:30 a.m., and the meeting will begin promptly at 9:00 a.m. A map to The Medina Country Club is included at the end of this document.
The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. We have also enclosed the Company’s 2008 Annual Report to Shareholders.
In addition to the election of directors, shareholders are being asked to amend the Company’s Articles of Incorporation to authorize 100,000 shares of preferred stock to be issued on such terms and designations as may be approved by the Company’s Board of Directors from time to time. Shareholder authorization for the proposal is required at this time in order to allow the Company to participate in the United States Treasury TARP Capital Purchase Program (the “Capital Purchase Plan”). This program, which has been developed under the Emergency Economic Stabilization Act of 2008, aims to restore market confidence by increasing the capital in the Country’s financial institutions so that credit can continue to flow to credit-worthy consumers and businesses. The Company has applied with its primary Federal banking regulator, the Board of Governors of the Federal Reserve System, for authorization to participate in this program, and the Company has been notified by the United States Department of the Treasury that its application has been tentatively approved. To participate in the Capital Purchase Plan the Company will need the ability to issue preferred stock to the United States Treasury Department in a timely fashion. Management believes that the Company’s participation in the Capital Purchase Plan would be beneficial for it and its wholly-owned commercial bank subsidiary, Western Reserve Bank and plans to participate in the Capital Purchase Plan assuming approval of the amendment to the Articles of Incorporation at the Annual Meeting.
In addition to the specific matters to be acted upon, there will be a report on the operations of the Company and its wholly owned subsidiary, Western Reserve Bank. Directors and officers of the Company and Bank will be present to respond to questions that shareholders may have.
Your vote is important. Whether or not you plan to attend the meeting in person, please vote as soon as possible by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided.
Thank you for your continued support of Western Reserve Bancorp, Inc. and Western Reserve Bank.
Sincerely,

/s/ P.M. Jones	/s/ Edward J. McKeon
P.M. Jones	Edward J. McKeon
Chairman of the Board	President and
Chief Executive Officer
Medina, Ohio
March 31, 2009

4015 MEDINA ROAD
P.O. BOX 585
MEDINA, OHIO 44256
(330) 764-3131
(866) 633-4622
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 7, 2009

Time and Date	9:00 a.m. on Thursday, May 7, 2009
(Refreshments will be served at 8:30 a.m.)

Place	The Medina Country Club
5588 Wedgewood Road
Medina, OH 44256
(330) 725-6621

Items of Business	(1) To elect three directors.

(2) To act on a proposed amendment to the Articles of Incorporation to authorize issuance of up to 100,000 shares of preferred stock.

(3) To grant management the authority to adjourn, postpone or continue the meeting.

(4) To consider any other business that properly comes before the meeting.

Record Date	You are entitled to vote at the meeting if you were a shareholder of Western Reserve Bancorp, Inc. as of the close of business on March 13, 2009

Voting
Your vote is very important. Whether or not you plan to attend the meeting, you should read the attached proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy card for the annual meeting by marking, signing, dating and returning your proxy card in the enclosed pre-addressed, postage-paid envelope.

By Order of the Board of Directors
/s/ Cynthia A. Mahl
Cynthia A. Mahl
Secretary
This notice of annual meeting and proxy statement are first being distributed on or about April 3, 2009.

WESTERN RESERVE BANCORP, INC.
4015 MEDINA ROAD
MEDINA, OHIO 44256
Important Notice Regarding the Availability of Proxy Materials for the Meeting
The attached proxy statement and the annual report to security holders are also available at www.westernreservebank.com/Proxy_Materials_2009.htm. The following items are available at the specified web site:
•	The proxy statement being issued in connection with the 2009 Annual Meeting of Shareholders;

•	The Company’s 2008 Annual Report to Shareholders; and

•	The form of proxy for use in connection with the 2009 Annual Meeting of Shareholders.

2009 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

WESTERN RESERVE BANCORP, INC.
4015 MEDINA ROAD
MEDINA, OHIO 44256
PROXY STATEMENT
QUESTIONS AND ANSWERS
Proxy Materials
1. Why am I receiving these materials?
Because you are a shareholder of Western Reserve Bancorp, Inc. (“the Company” or “WRB”) the Board of Directors (the “Board”) is providing you with these materials in connection with the solicitation of proxies to be used at WRB’s Annual Shareholders’ Meeting (the “Annual Meeting”) to be held on Thursday, May 7, 2009 and any adjournments of the meeting. The proxy materials are first being mailed to shareholders on or about April 3, 2009.
2. Who is paying for the cost of preparing these materials and soliciting proxies?
The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.
The cost of preparing, assembling and mailing the proxy materials will be paid by the Company. WRB does not intend to solicit proxies by any means other than the mail, but certain officers and regular employees of the Company (or its subsidiary, Western Reserve Bank), may use their personal efforts, without additional compensation, to obtain proxies by telephone or otherwise.
3. How can I get a copy of WRB’s Form 10-K and other financial information?
A copy of our 2008 Annual Report is enclosed. Shareholders can obtain a free copy of our 2008 Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) from our website at:
www.westernreservebank.com/a_shareholder_info.htm
or from the SEC’s website at www.sec.gov
or by requesting a copy by writing to:
Mrs. Cynthia A. Mahl
Executive Vice President and Chief Financial Officer
Western Reserve Bancorp, Inc.
4015 Medina Road
P.O. Box 585
Medina, Ohio 44258-0585
or by calling Cynthia Mahl or Janice Zartman at (330) 764-3131 or (866) 633-4622
4. How can I request a single set of proxy materials to be mailed to my household?
Any shareholders presently sharing an address who are receiving multiple copies of the Proxy Statement and/or Annual Report and would like to receive a single copy of these materials may do so by submitting a request to the Company at the address or phone number or e-mail shown above.

5. How can I request an additional set of proxy materials?
If you share an address with another shareholder, you may receive just one set of proxy materials and the Annual Report. If you wish to receive an additional set of proxy materials now, please request the additional copies by contacting us at the address or phone number shown above. We will promptly deliver a separate copy of the Proxy Statement and/or Annual Report. To request separate delivery of these materials in the future, a shareholder should submit either a written or oral request to the Company at the address or phone number shown above.
Voting Information
6. What items of business will be voted on at the annual meeting?
The items of business that are scheduled to be voted on at the annual meeting are:
•	To elect three directors as Class III directors, whose terms will end in 2012;
•
To consider an amendment to the Articles of Incorporation of the Company to allow the Company to issue up to 100,000 shares of preferred stock upon terms to be subsequently established by the Board of Directors;

•	To grant management the authority to adjourn, postpone or continue the annual meeting; and
•	To consider any other business that properly comes before the meeting. (See question 19 for more information.)
7. Why is the amendment to the Company’s Articles of Incorporation necessary?
The Board of Directors believes that the proposed amendment to the Company’s Articles of Incorporation to authorize the Company to issue up to 100,000 preferred shares is advisable and in the best interests of the Company and its shareholders for several reasons. The authorization of the preferred shares pursuant to the terms of the proposed amendment would permit the Board of Directors to issue such preferred shares without further shareholder approval or delay and, thereby provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The preferred shares would enable the Company to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special meeting of shareholders to approve a contemplated issuance of preferred shares.
In addition, having the authority to issue preferred stock pursuant to the terms of the proposed amendment will allow the Company to participate in the United States Department of the Treasury’s (“Treasury”) TARP Capital Purchase Program (the “Capital Purchase Plan”) instituted under the Emergency Economic Stabilization Act of 2008. On November 14, 2008, the Company applied with its primary Federal regulators to participate in the Capital Purchase Plan. In its application, the Company proposed to sell approximately $4,445,000 of senior preferred shares to the Treasury, representing approximately 3% of the Company’s total risk-weighted assets as of September 30, 2008. As the amount of risk-weighted assets has increased since September 30, 2008, the amount of senior preferred shares to be sold to the Treasury likely will be higher at consummation of the sale. The Company has been informed by the Treasury that it has received tentative approval of the Company’s Capital Purchase Plan application. Consummation of the sale of the preferred shares is conditioned upon a number of items described herein including approval of the amendment to the Articles of Incorporation by the Company’s shareholders. Although the Company is currently well-capitalized under applicable regulatory guidelines, the Board of Directors believes it is advisable to take advantage of the Capital Purchase Plan to raise additional capital to ensure that, during these uncertain economic times, the Company is well-positioned to support its existing operations as well as anticipated future growth. Because the Company is not currently authorized to issue preferred shares under its Articles of Incorporation, it is necessary for the Company to amend its Articles of Incorporation to authorize preferred shares in order to participate in the Capital Purchase Plan.

8. What will the consequences be if the proposed amendment to the Company’s Article of Incorporation is not adopted?
As demonstrated by the recent tightening of the credit markets, the ability of insured depository institutions to lend money to credit worthy borrowers is dependent upon the amount of capital the institution maintains on its balance sheet. Currently, the Company believes it has significant opportunities to prudently expand the scope of the Bank’s lending, but it will be unable to pursue these opportunities to the desired extent without a concomitant increase in its capital position. Management does not believe that raising capital through the sale of the Company’s common stock provides a practical alternative in the current market, which Management believes is pricing the equities of financial institutions below their fundamental values. While the Company cannot guarantee that the Bank will be able to deploy the full measure of the TARP capital into new loans, it does believe that the proposed level of TARP capital will give it the flexibility to act upon loan opportunities as they arise. The Company has no other specific intentions regarding the use of the TARP capital, such as using the proceeds to fund merger or acquisition transactions. However, while Management is not currently aware of any such acquisition opportunities, it would contemplate using the TARP capital in such a manner, provided the particular proposal fits within the Company’s overall strategic objectives and was otherwise prudent to pursue.
9. How many votes are required to approve each proposal?
To approve the three specific proposals, the following proportion of votes is required:

Item	Vote Required

Election of Directors	Approval by a plurality of the votes cast at the Annual Meeting

Amendment to the Articles of Incorporation	Approval of the majority of the outstanding shares entitled to vote at the Annual Meeting

Adjournment, Postponement or Continuation of the Annual Meeting	Approval of the majority of the votes cast at the Annual Meeting
10. Do shareholders have rights of appraisal in regards to the proposal to amend the Articles of Incorporation?
Under applicable Ohio law, the Company’s shareholders are not entitled to appraisal rights with respect to the proposal to approve the Amendment to the Company’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Annual Meeting.
11. How does the Board recommend I vote?
The Company’s Board recommends that you vote “FOR” each of the nominees to the Board and “FOR” each of the other proposals.
12. What shares can I vote?
You may vote all shares that you owned as of the close of business on March 13, 2009, which is the Record Date for the annual meeting. This includes shares held directly in your name as the shareholder of record, shares held beneficially through the Western Reserve Bancorp, Inc. Employee Stock Purchase Plan, and shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. As of the Record Date, there were 583,330 shares of WRB’s common stock issued and outstanding.

13. How can I vote my shares without attending the annual meeting?
You can direct how your shares are voted by submitting the enclosed proxy (or form provided by your broker, trustee or nominee, if you hold your shares in street name).
14. How can I vote my shares in person at the annual meeting?
You can vote shares held in your name as the shareholder of record, in person at the annual meeting. If your shares are held beneficially in street name, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the annual meeting, you should submit your proxy or voting instructions now, so that your vote will be counted if you later decide not to attend the meeting.
15. How can I change my vote?
You may change your vote at any time prior to the vote at the annual meeting. You can change your vote by: (i) filing written notice with the Secretary of the Company at the address above; (ii) submitting a properly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person. However, your mere presence at the Annual Meeting will not operate to revoke your proxy. Unless revoked, the shares represented by proxies will be voted at the Annual Meeting and all adjournments of the meeting.
16. What is the deadline to vote my shares?
Your proxy must be received before the polls close at the annual meeting. If you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee.
17. How are votes counted?
For the election of directors, you may vote “FOR” each of the nominees or “WITHHOLD” your vote for any or all of the nominees. Under Ohio law, directors are elected by a plurality, so the three nominees who receive the largest number of votes cast “FOR” will be elected as directors if a quorum is present. Shares represented at the annual meeting in person or by proxy but withheld or otherwise not cast for the election of directors, including abstentions and broker non-votes, will have no impact on the outcome of the election.
Each share of common stock is entitled to one vote on all matters. Shareholders do not have the right to cumulate their votes in the election of directors.
In connection with the proposed amendment to the Articles of Incorporation (Proposal 2) and granting management the authority to adjourn, postpone or continue the Annual Meeting (Proposal 3), you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you sign and return the proxy card without providing specific voting instructions, each proxy will be voted as recommended by the Board, “FOR” each of the nominees for director, “FOR” the proposed amendment to the Articles of Incorporation and “FOR” granting management the authority to adjourn, postpone or continue the Annual Meeting, and in the discretion of the proxy committee regarding any other matters which may properly come before the meeting.
18. How many votes need to be represented at the meeting to have a quorum?
A quorum exists when a majority of the shares entitled to vote are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes (if a broker-dealer does not have discretionary authority to vote shares of stock held in street name for customer accounts) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Once a share is represented at the meeting it is deemed present for quorum purposes throughout the meeting or any adjournment of the meeting unless a new record date is or must be set for the adjourned meeting.
In the event there are not sufficient votes for a quorum or to approve any proposal at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

19. What happens if additional matters are presented at the annual meeting?
At this time, the Board of Directors is not aware of any matters, other than those stated above, that may be brought before the Annual Meeting. If there is any other matter properly presented for a vote at the meeting, if you have submitted your proxy, the persons named as proxies on the enclosed form of proxy, Rory H. O’Neil and Cynthia A. Mahl (or their substitutes), will vote with respect to any such matters in accordance with their best judgment.
20. Where will I be able to find the voting results?
Preliminary results will be announced at the annual meeting. Final results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.
21. What is the deadline to propose actions for consideration at next year’s annual meeting?
Any shareholder of the Company may submit a proposal to be included in next year’s Proxy Statement and acted upon at the Annual Meeting of the Company to be held in 2010. For a proposal to be considered for inclusion in WRB’s proxy statement for the annual meeting next year, the Corporate Secretary must receive the proposal at the principal executive offices of the Company, 4015 Medina Road, P.O. Box 585, Medina, Ohio 44258-0585, prior to the close of business on December 4, 2009. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
Proposals from shareholders for next year’s Annual Meeting received by the Company after February 17, 2010 will be considered untimely. If notice is not timely, the persons named in the Company’s proxy for the 2010 Annual Meeting will be allowed to exercise their discretionary authority to vote all shares for which it has received proxies in the interest of the Company as determined in the sole discretion of its Board of Directors. The Company also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by the Company after December 4, 2009 but prior to February 17, 2010 under certain circumstances.
22. How can a shareholder nominate an individual to serve as a director?
The Company’s Code of Regulations establishes advance notice procedures for the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors. To make a director nomination at a shareholder meeting you must notify the Company not more than 50 nor fewer than 14 days in advance of the meeting, unless the Company provides shareholders less than 21 days notice of the meeting, in which case you must notify the Company of the nominations not later than the seventh day after the notice of the meeting was mailed. In addition, the notice must meet all other requirements contained in the Company’s Code of Regulations. Any shareholder who wishes to nominate an individual for election to the Board of Directors should obtain a copy of the Code of Regulations by writing to the Secretary of the Company at the principal executive offices of the Company. Submitting a nomination in this manner in no way requires the Company to provide a spot for your candidate on its form of proxy, unless the Board of Directors determines in its unilateral discretion to nominate your candidate for election to the Board.

23. Who can I contact if I have other questions?
If you have any questions about the annual meeting, how to vote or revoke your proxy, or need additional copies of the proxy statement or voting materials, contact us at:
Western Reserve Bancorp, Inc.
ATTN: Mrs. Cynthia A. Mahl
4015 Medina Road
P.O. Box 585
Medina, OH 44258-0585
(330) 764-3131
(866) 633-4622
cmahl@westernreservebank.com

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance
As a matter of good business practices and in light of the passage of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and regulations promulgated by the Securities and Exchange Commission (“SEC”) and listing standards adopted by NASDAQ, the Board of Directors of Western Reserve Bancorp has adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. While the corporate governance requirements set forth in the NASDAQ listing standards are not applicable to the Company because it is not listed on NASDAQ, the Company decided to implement most of those corporate governance policies to encourage appropriate conduct among the members of its Board of Directors, officers and employees and to assure that the Company operates in a transparent and ethical manner.
The charters for these Board committees are designed to help the committees function more efficiently and with greater independence from the Board of Directors, which was one of the primary goals in the adoption of Sarbanes-Oxley. The members of each of these three committees are currently and, under the terms of the respective charters, will continue to be “independent” pursuant to standards adopted by NASDAQ. Further, the Board of Directors has determined that under the NASDAQ “independence” standards, all members of the Board of Directors are currently independent, with the exceptions of Edward McKeon, the Company’s President and CEO, and Michael Rose.
Additionally, the Board of Directors has adopted a Code of Ethics and Business Conduct (the “Code”). While Sarbanes-Oxley mandates the adoption of a code of ethics for the most senior executive officers of all public companies, the Code adopted by the Company’s Board of Directors is broader in the activities covered and applies to all officers, directors and employees of the Company and the Bank. The administration of the Code has been delegated to the Nominating and Governance Committee of the Board of Directors, a Committee comprised entirely of “independent directors.” The Code addresses topics such as compliance with laws and regulations, honest and ethical conduct, conflicts of interest, confidentiality and protection of Company assets, fair dealing and accurate and timely periodic reports, and also provides for enforcement mechanisms. The Board and management of the Company intend to continue to monitor not only the developing legal requirements in this area, but also the best practices of comparable companies, to assure that the Company maintains sound corporate governance practices in the future.
Copies of the Company’s Code of Ethics, Audit Committee Charter, Compensation Committee Charter, and Nominating and Governance Committee Charter are available for viewing on the Company’s website, www.westernreservebank.com. Alternatively, a copy of each of these documents is available to any shareholder free of charge upon written request to Mrs. Cynthia A. Mahl, Executive Vice President, Chief Financial Officer and Secretary, Western Reserve Bancorp, Inc., 4015 Medina Road, P.O. Box 585, Medina, Ohio 44258-0585.

Board Structure and Committees
The Board of Directors, which is responsible for the overall affairs of the Company, conducts its business through meetings of the Board. The Company’s Board of Directors met twelve times during fiscal year 2008.
The Company is the parent holding company of Western Reserve Bank (the “Bank”), an Ohio state chartered commercial bank having the same principal office address as the Company. The Company’s only subsidiary and only significant asset is the Bank. The Board of Directors of the Bank met twelve times for regularly scheduled meetings during 2008. Each member of the Board of Directors of the Company is also a member of the Board of the Bank.
The Board of Directors of the Company currently has standing Audit, Compensation, Nominating and Governance, Loan Review and Executive Committees. During 2008, each member of the Board of Directors attended at least 75% of the meetings of the Board and the following Company committees of which he was a member.

			Nominating and	Loan		Board
Name of Director	Audit	Compensation	Governance	Review	Executive	Loan(1)
P.M. Jones, Chairman of the Board					X	X
Roland H. Bauer	X	X		X
Bijay K. Jayaswal, M.D.			X		X
Ray E. Laribee		X	X			Chair
C. Richard Lynham	Chair		X	X
Edward J. McKeon, President & CEO					X	X
R. Hal Nichols		Chair		Chair
Rory H. O’Neil		X	Chair		Chair	X
Michael R. Rose					X	X
Glenn M. Smith	X					X
Thomas A. Tubbs	X	X				X
Number of Meetings in 2008	7	4	1	0	1	42

(1)	The Board Loan Committee is a Committee of the Bank, not of the Company.
Audit Committee
Under the Audit Committee Charter, the Audit Committee appoints the independent accountants, reviews and approves the audit plan and fee estimate of the independent public accountants, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, reviews and approves the annual financial statements and reviews the CEO’s and Board’s expenses for appropriateness. The Company’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
In the opinion of the Company’s Board, Directors Lynham, Bauer, Smith and Tubbs do not have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is or has for the past three years been an employee of the Company or the Bank, and no immediate family members of any of them is or has for the past three years been an executive officer of the Company or the Bank. In determining the independence of the members of the Audit Committee, the Board of Directors has reviewed and complied with the Company’s Audit Charter, as revised. The Audit Charter provides that the Company shall determine “independence” in accordance with the definition of “Independent Director under Rule 4200(a) of the National Association of Securities Dealers (“NASD”) Marketplace Rules. Further, the Board of Directors has determined that C. Richard Lynham, Chairman of the Audit Committee, is a “financial expert” as defined under the regulations promulgated under the Sarbanes-Oxley Act discussed above.
The Audit Committee Report is included in this proxy statement on page 35.

Compensation Committee
This committee reviews executive and director compensation arrangements and benefits. In this respect, the duties of the Compensation Committee generally include:
•
The Review and evaluation of Chief Executive Officer and senior management performance, in light of goals and objectives set by the Compensation Committee that include Western Reserve Bancorp, Inc.’s performance and return to shareholders;

•	Setting the Chief Executive Officer’s and senior management’s compensation based upon performance;
•	Considering and making recommendations to the Board of Directors on matters relating to organization and succession of senior management;
•	Evaluating and establishing director compensation;
•	Making recommendations to the Board of Directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans, and equity-based plans; and
•	The administration of incentive, deferred compensation, and equity-based plans.
The Compensation Committee has the authority to retain and terminate advisors, including compensation consultants, accountants and legal counsel, to assist in discharging its duties including the authority to approve such advisors’ fees and retention terms. The Compensation Committee is comprised entirely of independent directors pursuant to Rule 4200(a) of the NASD Marketplace Rules.
Loan Review Committee
The Loan Review Committee is responsible for engaging an outside loan review consulting firm and reviewing the results of the consultant’s work.
In addition, the Bank has a Board Loan Committee responsible for overseeing all lending activities of the Bank.
Nominating and Governance Committee
The Nominating and Governance Committee’s responsibilities include providing assistance to the Board of Directors regarding director nominations, director appointments and corporate governance. The Nominating and Governance Committee also evaluates and recommends to the Board of Directors nominees for election by shareholders. All of the members of the Nominating and Governance Committee are independent pursuant to Rule 4200(a) of the NASD Marketplace Rules.
Executive Committee
The Executive Committee was formed to address issues that require attention between regularly scheduled Board meetings.

Executive Sessions
The Board typically meets in executive session without members of management present as a part of each meeting of the Board of Directors.
Nominations for Members of the Board of Directors
As noted above under “Corporate Governance,” the Company has established a Nominating and Governance Committee. While the Nominating and Governance Committee will consider nominating persons recommended by shareholders, it has not actively solicited recommendations from the Company’s shareholders for nominees nor established any written procedures for this purpose. The Committee has determined that based upon the Company’s size and the accessibility of the directors and executive management to the shareholders, no such policy or procedures are presently required. However, shareholders may also nominate persons for election to the Board of Directors by following the procedures contained in the Company’s Code of Regulations. These procedures are discussed more thoroughly in this proxy statement in answer to Question 22 on page 5. The identification and evaluation of all candidates for nominee to the Board of Directors are undertaken on an ad hoc basis within the context of the Company’s strategic initiatives at the time a vacancy occurs on the Board. In evaluating candidates, the Committee considers a variety of factors, including the candidate’s integrity, independence, qualifications, skills, experience (including experiences in finance and banking), familiarity with accounting rules and practices, and compatibility with existing members of the Board. Other than the foregoing, there are no stated minimum criteria for nominees, although the Committee may consider such other factors as it may deem at the time to be in the best interest of the Company and its shareholders, which factors may change from time to time. Any recommendations for nomination to the Board should be addressed to the Chairman of the Nominating and Governance Committee, Western Reserve Bancorp, Inc., 4015 Medina Road, P.O. Box 585, Medina, Ohio 44258-0585.
Communications with the Board
The Board of Directors has designated the Nominating and Governance Committee to receive, review and respond, as appropriate, to communications concerning the Company from employees, officers, shareholders and other interested parties that such parties would like to address to non-management members of the Board of Directors. Interested parties who want to direct such questions to the non-management members of the Board of Directors should address them to the Chairman of the Governance and Nominating Committee, Western Reserve Bancorp, Inc., 4015 Medina Road, P.O. Box 585, Medina, Ohio 44258-0585.
The Audit Committee of the Board of Directors has also established “whistleblower” procedures to provide a means for employees and others to raise concerns about serious matters, such as actions that are unlawful, that are not in line with company policy (including the Code of Ethics and Business Conduct), that may lead to incorrect financial reporting, or that otherwise amount to serious improper conduct.
Annual Meeting Attendance
The Board of Directors of the Company has adopted a resolution stating that it is expected that all members of the Board of Directors attend the Annual Meeting of Shareholders. All but one of the eleven members of the Board of Directors attended the 2008 Annual Meeting of Shareholders.

DIRECTOR COMPENSATION
During 2008, Western Reserve Bancorp, Inc. paid no salaries or fees to its non-officer directors. However, its subsidiary, Western Reserve Bank, paid each non-officer director a retainer of $1,000 per quarter, $400 per Board or Audit Committee meeting attended, and $250 per other Committee meeting attended. Additionally, the Chairman of the Board was paid a Chairman’s fee of $200 per Board meeting attended. The Chairman of the Audit Committee received a Chairman’s fee of $100 per Audit Committee meeting attended, and the Chairman of the Compensation Committee received a Chairman’s fee of $250 per Compensation Committee meeting attended. Directors are paid half of the normal meeting fee if they attend telephonically. All of the directors and executive officers of the Company hold similar positions as directors and officers of the Bank.
In addition to serving as a director of the Company and the Bank, P.M. Jones, Chairman of the Board of Directors, was retained by the Bank to assist in business development efforts for the Bank. Mr. Jones was paid an annual salary of $23,000 for providing such services to the Bank in 2008. In September 2000 the Ohio Division of Financial Institutions approved this employment relationship between Mr. Jones and the Bank. The Board of Directors determined that this arrangement does not cause Mr. Jones to not meet the standards for independence under the NASDAQ Marketplace Rules.
The following table provides information on compensation for directors, other than Edward J. McKeon, the President and CEO of the Company, who served on the Board in 2008.

	Fees Earned or	All Other
Name of Director	Paid in Cash ($)	Compensation ($)		Total ($)
P.M. Jones, Chairman of the Board	$18,325	$23,570	(1)	$41,895
Roland H. Bauer	11,400	0		11,400
Bijay K. Jayaswal, M.D.	8,000	0		8,000
Ray E. Laribee	19,400	0		19,400
C. Richard Lynham	11,900	0		11,900
R. Hal Nichols	10,400	0		10,400
Rory H. O’Neil	15,925	0		15,925
Michael R. Rose	15,550	0		15,550
Glenn M. Smith	16,200	0		16,200
Thomas A. Tubbs	19,100	0		19,100

(1)
All other compensation for Mr. Jones includes $23,000 paid to him in connection with his employment by the Bank as a business development consultant and $570 for the Company’s match to Mr. Jones’ contributions to his 401(k) Retirement Plan account.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
Proposal 1: Election of Directors
Pursuant to the terms of the Code of Regulations of the Company, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with each class consisting of approximately one-third of the total number of directors as fixed from time to time by a majority of the directors or by a majority of the shareholders. The directors serve staggered three-year terms, so that directors of only one class are elected at each Annual Meeting of Shareholders. At the forthcoming Annual Meeting, the shareholders will be asked to elect three (3) directors to serve in Class III, each of whom will serve until the Annual Meeting in 2012 or until a successor has been elected and qualified. Unless otherwise specified in any proxy, the proxies solicited and voted hereunder will be voted in favor of the election of the four nominees listed below. Each nominee is presently serving as a director of the Company. All nominees have consented to being named in this proxy statement and to serve if elected and the Board of Directors has no reason to believe that any of the named nominees will be unable to serve. However, if any such nominee prior to election becomes unable or refuses to serve and the size of the Company’s Board is not reduced accordingly, the proxies will be voted for such substitute nominee as may be selected by the Board of Directors of the Company.
The names of the nominees for director of the Company and the names of directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table. There were no arrangements or understandings pursuant to which the persons listed below were selected as directors or nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF EACH NOMINEE.

CLASS III: NOMINEES FOR DIRECTOR WHOSE TERMS WILL END IN 2012:

		Length of Service	Principal Occupation for the
Name	Age	on the Board	Past Five Years (1)
Michael R. Rose	60	Director since 1997	Mr. Rose is the C.E.O. of Washington Properties, Inc., a real estate development company located in Medina, Ohio.

Glenn M. Smith	67	Director since 1997	Mr. Smith, retired, was the President of Smith Bros., Inc., a landscape materials supplier in Medina, Ohio.

Thomas A. Tubbs	67	Director since 1997
For the past three years, Mr. Tubbs has been Regional Director of EBS, a bank consulting firm in Birmingham, Alabama. Prior to that, Mr. Tubbs was the Chief Executive Officer of Tubbs Financial, an insurance and financial services firm in Akron, Ohio.

CLASS I: CONTINUING DIRECTORS WHOSE TERMS WILL END IN 2010:

		Length of Service	Principal Occupation for the
Name	Age	on the Board	Past Five Years(1)
Roland H. Bauer	55	Director since 2000	Mr. Bauer is the President and a Director of The Cypress Companies, Inc., an Akron, Ohio based diversified manufacturing company.

Bijay K. Jayaswal, M.D.	70	Director since 1997	Dr. Jayaswal is a cardiologist in Medina, Ohio.

P.M. Jones	79	Director since 1997
Mr. Jones has been Chairman of the Board of Western Reserve Bancorp, Inc. and its subsidiary, Western Reserve Bank since the inception of the companies. Mr. Jones was owner and President of Transport Corporation, Inc. (TCI) from 1959 through 1999. From 1999 through mid-2002, Mr. Jones served as Vice President of TCI.

Ray E. Laribee	66	Director since 1997	Mr. Laribee is an attorney in the firm of Laribee & Hertrick in Medina, Ohio.

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

CLASS II: NOMINEES FOR DIRECTOR WHOSE TERMS WILL END IN 2011:

		Length of Service	Principal Occupation for the
Name	Age	on the Board	Past Five Years (1)
C. Richard Lynham	67	Director since 1997	Mr. Lynham is the Owner, President and CEO of Harbor Castings, Inc., which owns investment castings foundries located in North Canton, Ohio and Muskegon Heights, Michigan.

Edward J. McKeon	63	Director since 1997	Mr. McKeon is the President and Chief Executive Officer of Western Reserve Bancorp, Inc. and its subsidiary, Western Reserve Bank.

R. Hal Nichols	66	Director since 1997	Mr. Nichols is the Chairman and Manager of Austin Associates, LLC, a financial institution consulting firm in Toledo, Ohio.

Rory H. O’Neil	65	Director since 1997	Mr. O’Neil is the President of Quetzal Corp., a residential land development company in Westfield Center, Ohio.

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.
PROPOSAL 2:
PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
Overview of the reasons for Amendment to the Articles of Incorporation
The Board has unanimously approved and recommended to WRB’s shareholders an amendment to WRB’s Articles of Incorporation to authorize 100,000 shares of preferred stock, no par value per share (“Preferred Stock”), which may be issued by WRB in the future with such rights, preferences and designations as determined by the Board without further shareholder action. Currently, WRB has authorized capital of 1,500,000 shares designated as Common Stock. As of the record date there were 583,330 shares of Common Stock outstanding. The Company’s Articles of Incorporation currently do not authorize the issuance of preferred stock. If this proposal is approved, 100,000 shares of Preferred Stock will be authorized effective upon the filing of the amendment to the Articles of Incorporation. The full text of the proposed amendment is set forth in the proposed Amendment to the Articles of Incorporation included herein as Appendix A.
The Board believes that the availability of authorized and undesignated preferred stock will provide WRB with a capital structure better suited to meet its short- and long-term capital needs. Shares of the Preferred Stock may be issued in the Capital Purchase Program offered by the United States Treasury (the “UST”), and WRB may consider issuing Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions. Although the Board presently contemplates no particular transaction involving the issuance of Preferred Stock other than participation in the Capital Purchase Program, the Board believes it is advisable and in the best interest of WRB to authorize the issuance of Preferred Stock for the principal reason of providing greater flexibility in financing WRB’s continued operations.

Purpose and Effects of the Amendment
The proposed amendment grants the Board the authority to issue shares of Preferred Stock in series with such rights (including voting, dividends and conversion), preferences and designations as it deems necessary or advisable without any further action by WRB’s shareholders. This is commonly referred to as “blank check” preferred stock, which is available to and utilized by many corporations to satisfy their continuing capital requirements. The Preferred Stock would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board from time to time. These rights would include, but not be limited to (i) the designation of each class or series and the number of shares that will constitute each such class or series; (ii) the dividend rate for each class or series; (iii) the price at which, and the terms and conditions on which, the shares of each class or series may be redeemed, if such shares are redeemable; (iv) the voting rights, if any, of shares of each class or series; and (v) the terms and conditions, if any, upon which shares of each class or series may be converted into shares of other classes or series of shares of WRB, or other securities.
Having the authority to create equity instruments with any number of provisions will provide WRB with the greatest possible flexibility in connection with possible future actions, such as stock dividends, financings, mergers, acquisitions or other purposes. For example, the availability of Preferred Stock will permit the Board to negotiate the precise terms of an equity investment by creating a new series of Preferred Stock without incurring the cost and delay of obtaining shareholder approval. All 100,000 shares of Preferred Stock would be available for issuance without further action by the shareholders of WRB, and WRB would not intend to seek shareholder approval prior to the issuance of any Preferred Stock, unless otherwise required by law. This flexibility will permit WRB to take advantage of market conditions as they occur and put WRB in a better position to effectively negotiate with and satisfy the precise financial criteria of any investor in a timely manner. If this proposal is approved, WRB intends to make the appropriate filings and take any other action necessary to implement the amendment to the Articles of Incorporation.
The availability of undesignated Preferred Stock may have certain negative effects on the rights of WRB’s common shareholders. The actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of Common Stock cannot be stated until the Board determines the specific rights of the holders of such Preferred Stock. The proposed amendment will permit the Board, without future shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that are superior to and could adversely affect the voting power or other rights of the holders of Common Stock. This could result in holders of Common Stock receiving less in the event of a liquidation, dissolution or other winding up of WRB, reduce the amount of funds, if any, available for dividends on Common Stock, and dilute the voting power of the holders of Common Stock.

Having Authority to Issue Preferred Stock will allow the Company to Participate in the UST TARP Capital Purchase Program
On October 24, 2008, the former Secretary of the United States Department of the Treasury, Henry M. Paulson, Jr., announced an allocation by the UST of $350 billion for a voluntary capital purchase program for banks and savings institutions of all sizes. This program was formulated by the UST under the premise that purchasing equity in the nation’s financial institutions would be the fastest and most effective way to inject much-needed capital to the financial system and restore confidence and the flow of credit. In that respect, the stated purpose of the UST Capital Purchase Program has been to first stabilize the financial system by increasing the capital in the country’s financial institutions, and then to restore market confidence so credit can continue to flow to consumers and businesses. Since the original allocation, an additional $350 billion has been allocated for investment under the Capital Purchase Program. The Company applied to the Board of Governors of the Federal Reserve as its primary Federal banking regulator to participate in the UST Capital Purchase Program on the terms and conditions outlined in the term sheet (the “Term Sheet”) issued by the UST for participation in the TARP Capital Purchase Program by Non-Public Qualified Financial Institutions (excluding mutual institutions and S-corporation). A copy of the Term Sheet is available on the UST’s website at: http://www.financialstability.gov/roadtostability/CPPappdocs.html. On February 17, 2009, the Company was informed by UST that its application to participate in the Capital Purchase Program had been approved at the level of $4,445,000. Consummation of the investment by UST in preferred stock of the Company is subject to a number of conditions, including the creation of the necessary Preferred Stock, and is not assured. What follows is a general description of the terms and conditions of the shares of preferred stock to be issued to the UST under the UST Capital Purchase Program.
•
The Company would sell shares of preferred stock for $1,000 per share (which amount would equal the liquidation preference thereof) in an amount not greater than 3% or less than 1% of its risk-weighted assets (the “TARP Preferred Stock”). As of September 30, 2008, the Company’s total risk-weighted assets were $148,167,000. At the maximum participation level as of September 30, 2008, the last date for which information was available when the Company submitted its application to participate in the Capital Purchase Program, the Company would issue 4,445 shares of TARP Preferred Stock to the UST for $4,445,000 in cash. As of December 31, 2008, the Company’s risk-weighted assets had increased to $150,841,000, which would allow the Company to issue up to 4,525 shares of TARP Preferred Stock for $4,525,000 in cash. Because the issuance of any TARP Preferred Stock would occur after March 31, 2009, the number of shares of TARP Preferred Stock that could be issued to UST by the Company and the amount of cash to be paid to the Company by the UST likely will be higher than that projected at December 31, 2009, due to the fact that the Company’s risk-weighted assets as of March 31, 2009, the last measurement date before consummation of the transaction, likely will be higher. The ability of the Company to increase the number of shares of TARP Preferred Stock is subject to approval by the UST. The Company intends to sell the maximum number of shares of TARP Preferred Stock to the UST.

•	The initial dividend rate on the Preferred Stock would be 5% per annum and would increase to 9% per annum after five years, if the Preferred Stock is still outstanding.
•
The UST would also receive warrants to purchase additional shares of TARP Preferred Stock (the “Warrant Preferred”) in an amount equal to 5% of the TARP Preferred Stock amount. At the maximum participation level, based upon financial information at September 30, 2008, the Warrant Preferred would consist of approximately 222 additional shares of TARP Preferred Stock. The exercise price of the Warrant Preferred would be $0.01 per share. The TARP Preferred Stock and the Warrant Preferred Stock are sometimes collectively referred to hereinafter as the “Preferred Stock.”

•	The term of the exercisability of the Warrant Preferred is 10 years and is immediately exercisable. The Treasury intends to immediately exercise the warrants.

•	The Warrant Preferred will pay a dividend rate of 9%, and the Warrant Preferred may not be redeemed until all of the TARP Preferred Stock has been redeemed.
•	The shares of Preferred Stock would rank senior to the Company’s common stock, and each share would have a $1,000 liquidation preference over the Company’s common stock.
•	Dividends on the Preferred Stock would be cumulative and paid quarterly, in arrears, on February 15, May 15, August 15, and November 15 of each year.
•
The Preferred Stock would be redeemable by the Company at 100% of its liquidation preference, plus any accrued and unpaid dividends at any time. Due to changes provided in the American Recovery and Reinvestment Act of 2009 (“ARRA”), the original terms of the Capital Purchase Program that prohibited redemption in the first three years after issuance without a qualified equity offering were eliminated.

•
Prior to the third anniversary of the issuance date of the Preferred Stock, dividends on the Company’s common stock could not be increased without the UST’s approval. Following the third anniversary and until the tenth anniversary of the issuance of the Preferred Stock the consent of the UST would be required to increase such dividends by more than 3% per year.

•
Prior to the tenth anniversary of the issuance date of the Preferred Stock (or until the UST has transferred all of the Preferred Stock to a third party), the Company will be restricted from redeeming any shares of its common stock without prior UST approval.

•
Following the tenth anniversary of the issuance date of the Preferred Stock (or until the UST has transferred all of the Preferred and Warrant Preferred to a third party), no common dividends may be paid and no equity securities may be repurchased by the Company until such time as the Preferred Stock has been repurchased in full.

•
Generally, the Preferred Stock shall be non-voting other than class voting rights related to: the authorization of any class or series of stock ranking senior to the Preferred Stock with respect to either the payment of dividends or the liquidation preference; any amendment to the terms of the Preferred Stock; and certain merger and acquisition transactions affecting the Preferred Stock. However, if dividends are not paid on the Preferred Stock for six quarterly periods (whether or not consecutive), the holders of the Preferred Stock would also be entitled to elect 2 newly authorized directors to the Board.

•
The Preferred Stock will not be subject to any transfer restrictions. The Company may be required to file a shelf registration statement with the SEC to register the Preferred Stock. However, because the Company is not currently eligible to file a registration statement on Form S-3 since its “public float” is less than $75 million, the Company will not be obligated to file a registration statement unless and until requested to do so in writing by the UST.

•
The Company would be required to modify all of its benefit plans and compensation arrangements with its senior executive officers to comply with Section 111 of EESA, as amended by ARRA. This commitment shall continue as long at the UST holds securities of the Company.

•
For as long as the UST holds securities of the Company, the Company shall not enter into a third party transaction with an affiliate unless: (i) the transaction is at terms no less favorable to the Company from an unaffiliated third party; and (ii) the transaction is approved by the Audit Committee (or comparable independent committee of the Board) of the Company.

Closing of the transaction is also subject to the Company’s execution and delivery to UST of all applicable agreements, including the Securities Purchase Agreement, the Warrant, and all additional closing documents, certificates and other deliverables contemplated by the Securities Purchase Agreement in such form as posted on the UST’s website. The UST retains authority to require additional representations, warranties or covenants based upon the outcome of further business and legal due diligence, disclosures made to the UST by the Company pursuant to the Securities Purchase Agreement, or the discovery of additional information regarding the Company.
The approval by the UST of the Company’s participation in the Capital Purchase Program does not constitute a binding obligation on the part of Treasury to make a capital purchase, which shall be subject to the satisfaction of all closing conditions set forth in the Securities Purchase Agreement, including the absence of any material adverse change in the condition (financial or otherwise), business, property, operations, prospects, assets or liabilities of the Company. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the applicable legal documents issued by the UST in connection with the UST Capital Purchase Program for Non-Public Qualified Financial Institutions, copies of which are available for review on the UST’s website at: http://www.financialstability.gov/roadtostability/CPPappdocs.html. These documents include:
•	The Securities Purchase Agreement and related Letter of Agreement;

•	The Certificates of Designation for the Preferred Stock; and

•	The Form of Warrant for the acquisition of the Warrant Preferred.
Proposed Use of TARP Capital Proceeds
As indicated in the footnotes to the unaudited pro forma consolidated financial information provided as part of this Proxy Statement, the funds received from the preferred stock issuance to the UST are expected to be initially invested in highly liquid U.S. government agency securities. However, the Company currently believes it has significant opportunities to redirect the proceeds to prudently expand the scope of the Bank’s lending. While the Company cannot guarantee that the Bank will be able to deploy the full measure of the TARP capital into new loans, it does believe that the proposed level of TARP capital will give it the flexibility to act upon loan opportunities as they arise. The Company has no other specific intentions regarding the use of the TARP capital, such as using the proceeds to fund merger or acquisition transactions. However, while Management is not currently aware of any such acquisition opportunities, it would contemplate using the TARP capital in such a manner, provided the particular proposal fits within the Company’s overall strategic objectives.
Impact on executive compensation of participating in the Capital Purchase Program
If WRB participates in the Capital Purchase Program, WRB must adopt the UST’s standards for executive compensation and corporate governance, for the period during which the UST holds any equity issued under the Capital Purchase Program as mandated by EESA, as amended by ARRA, and yet to be adopted regulations to be issued by the UST pursuant to such laws. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. Participating institutions must meet certain standards, which include: (1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of WRB; (2) requiring a recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate (a “clawback” policy); (3) prohibiting WRB from making any “golden parachute payment” to a senior executive officer, which is defined to be any payment for departure from a company for any reason; (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer; (5) agreeing not to pay or accrue any bonus, retention award or incentive compensation for the Company’s most highly compensated officer; (6) adopting a policy limiting luxury expenditures; (7) permitting a so called “say-on-pay” nonbinding vote by shareholders concerning the Company’s executive compensation arrangements; and (8) providing certification by the Company’s chief executive officer and chief financial officer to the Securities Exchange Commission of the Company’s compliance with revised Section 111 of EESA.
To comply with these limitations, WRB expects to take the following steps, assuming that it does participate in the Capital Purchase Program:
•
review its existing incentive compensation programs to consider whether any modifications are needed to eliminate any provisions that encourage unnecessary and excessive risks that threaten the value of WRB. It is expected that the UST will issue guidance for companies to help conduct this type of review as the UST has not defined or categorized what it would consider “unnecessary and excessive risks”;

•	restructure its employment agreement with Mr. McKeon to eliminate bonus, retention and incentive compensation arrangements prohibited by EESA, as amended;

•	implement a clawback policy applicable to all senior executive officers;
•	amend employment agreements with senior executive officers to affirmatively eliminate any “golden parachute payments” prohibited under the Capital Purchase Program;
•	agree not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer;
•	adopt a policy limiting “luxury expenditures”; and
•	provide for a “say-on-pay” nonbinding vote by shareholders regarding executive compensation.
While the Board of Directors currently anticipates electing to have the Company participate in the UST Capital Purchase Program, the final decision on whether to participate has not yet been made and the UST may decide not to allow the Company to participate in the program. The Company may ultimately decline to participate if the Board of Directors, in its absolute discretion, determines that doing so would not be in the best interest of the Company and its shareholders.
Anti-takeover Effects of Preferred Stock and other anti-takeover provisions of WRB’s Articles of Incorporation
Preferred Stock. The authorized but unissued shares of Preferred Stock could also have anti-takeover effects. Under certain circumstances, any or all of the Preferred Stock could be used as a method of discouraging, delaying or preventing a change in control of WRB. For example, the Board could designate and issue a series of Preferred Stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of Common Stock or with rights and preferences that include special voting rights to veto a change in control. The Preferred Stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” For example, a class or series of Preferred Stock could be designated that would be convertible into Common Stock upon the acquisition by a third party of a specified percentage of WRB’s voting stock. Typically, under most shareholder rights plans, if a third party acquires 15% of a corporation’s voting stock, the shareholders of that corporation (other than the shareholder who purchased the more than 15% interest in the corporation) have the right to purchase shares of the common stock of the corporation at a discount to the market price. This results in dilution to a third party, both economically and in terms of its percentage ownership of the corporation’s shares. Accordingly, if the Amendment to the Articles of Incorporation is adopted, the Board of Directors without further action by WRB’s shareholders would be able to implement a shareholder rights plan.
Use of the Preferred Stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by shareholders, even if such proposed actions would be beneficial to WRB’s shareholders. This could include discouraging bids for WRB even if such bid represents a premium over WRB’s then-existing trading price and thereby prevent shareholders from receiving the maximum value for their shares.

Authorized but unissued Common Stock. WRB has 916,670 authorized but unissued common shares which could be used as a method of discouraging, delaying or preventing a change in control of WRB. For example, the Board could issue common stock in an amount that dilutes the voting control of other shareholders who are attempting to gain control of the Company.
Supermajority voting and fair price provisions. The Company has provisions in its current Articles of Incorporation that make a takeover of the Company without the approval of the Company’s Board of Directors more difficult. Article SIXTH of the Company’s Articles of Incorporation contains “supermajority” and “fair price” provisions. These provisions require the affirmative vote of 75% of the Company’s outstanding voting power to approve certain business transactions (such as mergers or disposition of substantially all of its assets) involving an “interested shareholder”, defined as another person or entity owning ten percent or more of the outstanding capital stock of the Company, unless first approved by two-thirds of the Company’s directors not affiliated with the interested shareholder. The Articles of Incorporation also require the approval of 66-2/3% of the outstanding shares, exclusive of shares held by the interested shareholder, or the payment of a “fair price,” as defined in the Articles of Incorporation, for any shares acquired by an interested shareholder unless approved by two-thirds of the Company’s directors who are not affiliated with the interested shareholder. The intent of these provisions is to attempt to force any proposed acquirer of the Company to negotiate with the Board of Directors.
Control Share Acquisitions. The Ohio General Corporation Law contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of “control shares” of large public Ohio corporations. The act applies only to an “issuing public corporation.” WRB falls within the statutory definition of an “issuing public corporation.” The act automatically applies to any “issuing public corporation” unless the corporation “opts out” of the statute by so providing in its articles of incorporation or code of regulations. WRB has not “opted out” of the provisions of the act which are therefore applicable to the Company.

Pro forma Financial Information
The following unaudited pro forma consolidated financial information of WRB for the year ended December 31, 2008 shows the effects of a minimum of $1,481,000 and a maximum of $4,445,000 of the Preferred Shares issued to the UST pursuant to the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “Minimum” or “Maximum” scenario based on the actual proceeds received under the Capital Purchase Program, the timing and utilization of the proceeds and other factors. Accordingly, there is no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma consolidated financial data will ever be achieved. The following unaudited pro forma consolidated financial data are presented solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend WRB’s Articles of Incorporation.

	Historical	Pro Forma (2)
	December 31,	December 31, 2008
	2008	Minimum	Maximum
Balance Sheet Data (in thousands, except share data)
ASSETS
Cash and cash equivalents	$21,302	$21,302	$21,302
Securities and other interest-earning assets (1)	10,943	12,424	15,388
Portfolio loans, net	141,882	141,882	141,882
Other assets	4,985	4,985	4,985

Total assets	$179,112	$180,593	$183,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$156,718	$156,718	$156,718
Debt obligations	7,000	7,000	7,000
Other liabilities	683	683	683

Total liabilities	164,401	164,401	164,401
Shareholders’ equity
Senior preferred stock (3)	—	1,481	4,445
Warrant preferred stock (3)	—	74	222
Discount on senior preferred stock (4)	—	(83)	(250)
Premium on warrant preferred stock (4)	—	9	28
Common stock	10,496	10,496	10,496
Retained earnings	4,041	4,041	4,041
Accumulated other comprehensive income	174	174	174

Total shareholders’ equity	14,711	16,192	19,156

Total liabilities and shareholders’ equity	$179,112	$180,593	$183,557

Number of common shares outstanding	583,330	583,330	583,330

(1)	The funds received from the preferred stock issuance are assumed to be initially invested in U.S. government agency securities earning at a rate of 3.0%.

(2)	The balance sheet data give effect to the equity proceeds as of the balance sheet date.

(3)	The preferred stock and warrant preferred stock are recorded at the redemption value of the shares issued.

(4)
The discount and premium on the preferred stock were computed using the fair value of the preferred stock assuming a 12% discount rate and an expected life of five years. The premium and discount were allocated between the senior preferred and the warrant preferred based on their relative estimated fair value.

	Historical	Pro Forma (1)
	year ended	year ended
	December 31,	December 31, 2008
	2008	Minimum	Maximum
Results of Operations Data (in thousands, except share and per share data)
Total interest income (2)	$9,610	$9,653	$9,743
Total interest expense	3,771	3,771	3,771

Net interest income	5,839	5,882	5,972
Provision for loan losses	529	529	529

Net interest income after provision	5,310	5,353	5,443
Total noninterest income	389	389	389
Total noninterest expenses	5,126	5,126	5,126

Income before income taxes	573	616	706
Income tax expense	120	135	165

Net income	453	481	541
Effective dividends on preferred stock (3)		93	287

Net income available to common shareholders	$453	$388	$254

Basic earnings per share	$0.78	0.67	0.44
Diluted earnings per share	0.76	0.66	0.43
Average basic shares outstanding	582,230	582,230	582,230
Average diluted shares outstanding	592,181	592,181	592,181

Return on average equity	3.17%	3.06%	2.89%

(1)	The pro forma statement of operations data give effect to the equity proceeds at the beginning of the period.

(2)
The funds received from the preferred stock issuance are assumed to be initially invested in U.S. government agency securities, earning at a rate of 3.0%. An incremental tax rate of 34% was assumed. Subsequent redeployment of the funds is anticipated, but the timing of such redeployment is uncertain.

(3)
The dividends on preferred stock are computed at a rate of 5% on the senior preferred and 9% on the warrant preferred, plus the amortization of the discount and premium on the preferred stock over a five-year term using the constant yield method.

	As
	Reported	Minimum	Maximum
	12/31/08	12/31/08	12/31/08
Total Risk-Based
Capital Ratio	11.0%	12.0%	13.9%

Leverage Ratio	8.5%	9.2%	10.7%

Tier 1 Ratio	9.9%	10.8%	12.7%

Conclusion/Recommendation of the Board of Directors
Whether or not WRB ultimately issues Preferred Stock to the UST, the Board still recommends approval of Proposal 2. The Board believes that approval of the proposal and creating preferred stock will provide flexibility needed to meet corporate objectives and is in WRB’s best interest and the shareholders’ best interest. If this proposal is approved, WRB’s officers intend to promptly make appropriate filings and take any other action necessary to implement the Amendment to the Articles of Incorporation.

WESTERN RESERVE BANCORP, INC.’S BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS A
VOTE “FOR” THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
PROPOSAL 3:

RIGHT TO ADJOURN, POSTPONE OR CONTINUE THE ANNUAL MEETING
If at the Annual Meeting the number of shares of WRB’s common stock present or represented and voting in favor of the Amendment to the Articles of Incorporation is insufficient to approve Proposal 2, WRB’s management may move to adjourn, postpone or continue the Annual Meeting in order to enable the Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal 2.
In this proposal, WRB is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Annual Meeting and any later adjournments. If WRB’s shareholders approve the adjournment, postponement or continuation proposal, WRB could adjourn, postpone or continue the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against the proposal to amend WRB’s Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, WRB could adjourn, postpone or continue the Annual Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.
The adjournment, postponement or continuation proposal requires that holders of more of WRB’s shares present at the meeting vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Annual Meeting to a later date.
WRB’s Board of Directors believes that if the number of shares of its common stock present or represented at the Annual Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Company, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

WESTERN RESERVE BANCORP, INC.’S BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS A
VOTE “FOR” THE PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE ANNUAL MEETING
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Beneficial Ownership
Persons and groups owning in excess of 5 percent of the Company’s stock are required to file certain reports regarding such ownership with the Company and the Securities and Exchange Commission (the “SEC”). A person who has or shares voting or investment power, or who has the right to acquire ownership at any time within 60 days, is considered the beneficial owner of the Company’s stock.
As of March 13, 2009, three shareholders were known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding common stock, no par value per share.

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class

Edward J. McKeon	44,674 shares	(1)	7.17%
4015 Medina Road Medina, OH 44256

James P. McCready	31,675 shares	(2)	5.43%
670 W. Market Street Akron, OH 44308

Glenn M. Smith	29,589 shares	(3)	5.04%
4015 Medina Road Medina, OH 44256

(1)	Includes 40,076 options exercisable within 60 days.

(2)	Includes 30,050 shares held in the James P. McCready-Medina Trust, R.H. Bauer, Trustee, and 1,625 shares held by Mr. McCready outside of the Trust.

(3)	Includes 4,250 options exercisable within 60 days.

Directors and Executive Officers
The following table shows the number of shares beneficially owned by the Directors and Executive Officers of the Company as of March 13, 2009.

				Percentage of
	Shares of Stock Beneficially Owned			Common Stock
	as of March 13, 2009 and			(no par value)
Name	Nature of Beneficial Ownership (1)			Outstanding
Roland H. Bauer	3,832		Direct	6.01%
	1,250		Vested Options
	30,050		As Trustee (2)

	35,132
Bijay K. Jayaswal, M.D.	3,968		Joint with Spouse	1.73%
	6,250		Vested Options

	10,218
P.M. Jones	6,791		Direct	2.14%
	5,000		Vested Options
	793		By Spouse

	12,584
Ray E. Laribee	7,450		Direct (3)	1.74%
	2,750		Vested Options

	10,200
C. Richard Lynham	3,124		Direct	1.59%
	6,250		Vested Options

	9,374
Edward J. McKeon	4,376		Direct	7.17%
	222		Joint with Spouse
	40,076		Vested Options

	44,674
R. Hal Nichols	8,500		Direct	2.71%
	6,250		Vested Options
	1,250		By Spouse

	16,000
Rory H. O’Neil	17,168		Direct	4.92%
	3,250		Vested Options
	7,937		By Spouse
	500		Spouse as Trustee

	28,855
Michael R. Rose	8,225		Direct	2.90%
	1,000		By Spouse
	1,650		Spouse as Trustee
	6,250		Vested Options

	17,125
Glenn M. Smith	17,840		Direct	5.04%
	5,624		Joint with Brother
	1,875		By Spouse
	4,250		Vested Options

	29,589
Thomas A. Tubbs	12,500		As Trustee	3.18%
	6,250		Vested Options

	18,750
Brian K. Harr	54		Direct	1.23%
	7,187		Vested Options

	7,241
Cynthia A. Mahl	910		Joint with Spouse	1.37%
	7,187		Vested Options

	8,097
All directors and executive officers as a group (13 persons)	217,789	(4)(5)		31.77%

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(2)
Represents shares owned by the James P. McCready—Medina Trust of which Mr. Bauer is the sole trustee. Under the terms of the trust, Mr. Bauer possesses sole voting and dispositive power over the shares, but otherwise disclaims beneficial ownership of such shares. Without such shares, Mr. Bauer’s percentage of common stock outstanding would be 0.87%.

(3)	Mr. Laribee has pledged 6,450 shares to secure borrowings from an unaffiliated financial institution.

(4)	Includes 102,200 shares that represent options exercisable within 60 days.

(5)	Excludes 30,050 shares owned by the James P. McCready—Medina Trust, of which shares Mr. Bauer disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Officers and Directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2008 all Section 16(a) filing requirements applicable to its officers and Directors were met, except one Form 4 regarding one transaction that was filed five days late in April 2008 by Mr. O’Neil.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table discloses information concerning the compensation awarded or paid to, or earned by, Mr. McKeon as the principal executive officer and Mr. Harr and Mrs. Mahl as the two other most highly compensated executive officers of the Company, during 2008 and 2007.

				Non-Equity
				Incentive Plan
Name, Age and			Option	Compensation	All Other
Principal Position(1)	Year	Salary ($)	Awards(2)	($)(3)	Compensation ($)		Total ($)
Edward J. McKeon	2008	$180,000	$91,616	$0	$15,613	(4)	$287,229
President and Chief	2007	174,000		15,467	$14,548		204,015
Executive Officer (age 63)
Cynthia A. Mahl	2008	115,700	19,337	0	9,609	(5)	144,646
Executive Vice President,	2007	113,300		7,248	3,803		124,351
Chief Financial Officer, Secretary and Treasurer (age 49)
Brian K. Harr,	2008	121,400	19,337	0	12,588	(6)	153,325
Executive Vice President	2007	119,000		7,570	3,908		130,478
and Senior Lender (age 45)

(1)
Mr. McKeon has held this position since 1997. Mr. Harr and Mrs. Mahl have been in their positions since 1998, but both were promoted from Senior Vice President to Executive Vice President in November, 2008, .

(2)
Represents amounts recognized as compensation under FAS 123R due to the extension of options previously granted to the named officer in 1999 and extended in October, 2008 pursuant to an agreement between the Company and the named officer.

(3)	The amounts disclosed as non-equity incentive plan compensation were earned in 2007 and paid in March 2008. See below for a more complete description of the incentive compensation plan.

(4)
The 2008 amount represents $5,283 for the Company’s matching contributions to Mr. McKeon’s 401(k) Retirement Plan account, $1,874 for the Company’s payment for term life insurance policies on Mr. McKeon’s behalf, $4,854 for disability insurance premiums and $3,602 for his personal use of a Company car. The 2007 amount represents $5,087 for the Company’s matching contributions to Mr. McKeon’s 401(k) Retirement Plan account, $1,874 for the Company’s payment for term life insurance policies on Mr. McKeon’s behalf, $4,854 for disability insurance premiums and $2,733 for his personal use of a Company car.

(5)
The 2008 amount represents $3,609 for the Company’s matching contributions to Mrs. Mahl’s 401(k) Retirement Plan account and $6,000 in a car allowance provided for Mrs. Mahl in 2008. The 2007 amount represents $3,803 for the Company’s matching contributions to Mrs. Mahl’s 401(k) Retirement Plan account.

(6)
The 2008 amount represents $3,731 for the Company’s matching contributions to Mr. Harr’s 401(k) Retirement Plan account, $4,695 for his personal use of a Company car and $4,162 for a membership to a country club. The 2007 amount represents the Company’s matching contributions to Mr. Harr’s 401(k) Retirement Plan account. In addition, Mr. Harr received certain perquisites in 207 but the incremental cost of providing such perquisites did not exceed $10,000.

In addition to the base salaries paid to the named executive officers, each of these officers has participated in an incentive compensation plan of the Company. The plan for executive officers and a comparable plan for other employees, provides compensation to all employees of the Company based upon the Company’s performance. The Executive Plan seeks to provide a range of potential rewards based on the Company’s results in each of eight performance factors that are designed to measure profitability, growth and asset quality. The plan involves seven performance levels, ranging from acceptable (Level 1) to spectacular (Level 7). The plan recognizes that different groups of employees may have a different impact on various aspects of the Company’s success.

The Plans also recognize that certain groups have a greater impact on all areas of the Company’s overall results, and thus provide for varying bonus percentages in relation to base compensation. Base compensation is defined as the employee’s actual earnings for the year, exclusive of any bonuses or fringe benefits.
Amounts paid by the Bank under the incentive plan to the named executive officers in 2007 are included in the Summary Compensation table above under the “Non-Equity Incentive Plan Compensation” column. No amounts were paid to the named executive officers under the Plan in 2008. As noted above under the discussion regarding Proposal 2, if the Company does accept funds from the UST under the Capital Purchase Program, the provisions of Section 111 of EESA, as amended by ARRA, will restrict the ability for Mr. McKeon to participate in this plan.
The Company also maintains a 401(k) plan for the benefit of all of its employees, including the named executive officers. For all employees of the Bank who have been employed by the Bank for at least one month, the Bank matches the individual employee’s contribution to the plan at fifty percent (50%) of the first six percent (6%) of the employee’s compensation. Amounts paid by the Bank as a match to the named executive officers’ contributions are included in the Summary Compensation table above under the “All Other Compensation” column.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding stock options granted to the named executive officers under the Company’s 1998 Long Term Incentive Plan. No options or other stock grants were issued to any of the named executive officers in 2008. However, the Company and Mr. McKeon, Mrs. Mahl and Mr. Harr did enter into agreements in October, 2008 to extend the expiration date of the options granted to them for five years as noted in the table below.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options
Name and Principal	(#)	(#)	Option Exercise	Option Expiration
Position	Exercisable	Unexercisable	Price ($)	Date
Edward J. McKeon	28,055	0	$16.00	October 31, 2013
President and Chief	4,007		25.60	October 31, 2013
Executive Officer	4,007		28.80	October 31, 2013
	4,007		32.00	October 31, 2013
Cynthia A. Mahl	6,250	0	16.00	October 31, 2013
Executive Vice	937		16.80	February 14, 2015
President, Chief Financial Officer, Secretary and Treasurer
Brian K. Harr,	6,250	0	16.00	October 31, 2013
Executive Vice President	937		16.80	February 14, 2015
and Senior Lender

Employment Agreements/Change in Control Agreements/
Supplemental Executive Retirement Agreements
Employment Agreement with Mr. McKeon
The Company entered into an employment agreement with Edward J. McKeon on December 15, 2005 superseding the original contract with Mr. McKeon signed in 1997, and amended in 2001. The agreement provides that Mr. McKeon will serve as President of the Company and Western Reserve Bank and has a term that expires October 1, 2010, with an automatic extension for an additional one year period unless either the Company or Mr. McKeon provides notice of nonrenewal at least six (6) months prior to the expiration date, and subject to earlier termination as set forth in the agreement. The agreement sets an annual base salary of $162,000 per year, subject to an increase of such amounts upon the mutual consent of the Company and Mr. McKeon. Under the terms of the agreement, Mr. McKeon also is entitled to participate in bonus plans existing or adopted by the Company or the Bank. In addition, the employment agreement provides for fringe benefits to Mr. McKeon including health, life and disability insurance, a company automobile, vacation, and the reimbursement of appropriate business expenses. In addition, the employment agreement provides that in the event of termination of Mr. McKeon by the Company without “cause” (as defined in the agreement), the Company will be responsible for payment of two times his then current base pay if he is under age 65, and one times his then current base pay if he is age 65 or older. The agreement also provides for continuation of Mr. McKeon’s health insurance coverage if he is discharged for other than cause. The agreement provides that the Company may terminate Mr. McKeon for cause with no obligation to him after the date of termination. The agreement also contains a provision intended to protect Mr. McKeon in the event that there is a “change of control,” as defined in the agreement, in the Company. In the event of a change of control, in which Mr. McKeon is discharged or his position with the Company is significantly altered, the Company is obligated to pay Mr. McKeon 2.99 times his then current base pay. The Board believes that this type of provision is appropriate to maintain Mr. McKeon in the employ of the Company and the Bank and to have him evaluate any proposed transaction in an objective manner for the benefit of the shareholders without concern for his personal situation. The employment agreement contains a covenant not to compete prohibiting Mr. McKeon from competing with the Company throughout the term of the employment agreement and for a period of two years after the termination of his employment for any reason. As noted above under the discussion regarding Proposal 2, if the Company does accept funds from the UST under the Capital Purchase Program, the provisions of Section 111 of EESA, as amended by ARRA, will require that the employment agreement with Mr. McKeon be revised.

Change in Control Agreements with Mr. Harr and Mrs. Mahl
The Company entered into agreements with Brian K. Harr, Executive Vice President and Senior Lender, and Cynthia A. Mahl, Executive Vice President and Chief Financial Officer, in June 2001, which agreements were amended in February 2002. These agreements provide that in the event of termination of Mr. Harr or Mrs. Mahl without “cause,” as defined in the agreement, or if either Mr. Harr or Mrs. Mahl leaves the company as a result of a material adverse change in their employment duties, the Company will pay Mr. Harr or Mrs. Mahl, as the case may be, a lump sum payment equal to one year of compensation. In the event Mr. Harr or Mrs. Mahl is discharged in connection with a “change in control,” as defined in the agreement, or resigns as a result of a material adverse change in their employment duties after a change in control, Mr. Harr or Mrs. Mahl, as the case may be, is entitled to receive payments equal to two years of compensation. The agreements contain a noncompetition and nonsolicitation provision that prohibits Mr. Harr and Mrs. Mahl from engaging in competitive activities while employed by the Company and for a period of two years following his or her termination; provided, however, that if terminated for cause, the restricted period shall equal one year, or such longer period as benefits are being paid under the agreement or the Company’s severance policy. The agreements also contain a provision to protect against the inappropriate disclosure of confidential information of the Company by either Mr. Harr or Mrs. Mahl. As noted above under the discussion regarding Proposal 2, if the Company does accept funds from the UST under the Capital Purchase Program, the provisions of Section 111 of EESA, as amended by ARRA, will require that the change in control agreements with Mrs. Mahl and Mr. Harr be revised.
Supplemental Executive Retirement Plans for Messrs. McKeon and Harr and Mrs. Mahl
In 2003, the Bank adopted a Supplemental Executive Retirement Plan (the “Plan”) for Edward McKeon, the Chief Executive Officer of the Company and the Bank. Under the terms of the Plan, Mr. McKeon will be paid an annual benefit of 20 percent of his base salary for a period of ten years following his retirement at or after age 65 or upon the termination of his employment other than for “cause” as defined in the Plan. In 2006, the Board, upon the recommendation of the Compensation Committee, added Cynthia A. Mahl and Brian K. Harr to the Plan. Mrs. Mahl and Mr. Harr will be paid an annual benefit of 20 percent of her or his base salary for a period of ten years following her or his retirement at or after age 65 or upon termination of employment other than for “cause” as defined in the Plan. In addition, Mrs. Mahl and Mr. Harr will be vested in the Plan benefit at a rate of five percent (5%) per year, beginning in 2006. The Company accrues its projected obligation under this Plan and during 2008 accrued an expense of $51,791. Of this amount, $41,603 was attributable to Mr. McKeon, $4,864 to Mr. Harr, and $5,324 to Mrs. Mahl. As of December 31, 2008, the Company had recorded a total accrued liability of $221,677, of which $191,693 was with respect to Mr. McKeon, $14,329 to Mr. Harr and $15,655 to Mrs. Mahl.
In related transactions, in the second quarter of 2003 the Bank invested $500,000 in a single-premium cash-surrender value life insurance policy on the life of Mr. McKeon. In 2006, the Bank invested $250,000 in a single-premium cash-surrender value life insurance policy on the life Mrs. Mahl and $250,000 on the life of Mr. Harr. In 2008, the Bank invested an additional $500,000 in a single-premium cash-surrender value life insurance policy on the life of Mrs. Mahl and $500,000 on the life of Mr. Harr. Each executive is the named insured, and the Bank is the owner and sole beneficiary of each of the policies. This is a tax-advantaged investment in that the increases in the cash surrender value and the eventual death benefit under the policies are not taxable income to the Bank. In 2008, the Bank recorded income of $89,085 from these policies. As noted above under the discussion regarding Proposal 2, if the Company does accept funds from the UST under the Capital Purchase Program, the provisions of Section 111 of EESA, as amended by ARRA, may require that the payments to Mr. McKeon, Mrs. Mahl and Mr. Harr under the Plan be revised.

AUDIT COMMITTEE INFORMATION
Audit Committee Report
The Audit Committee has submitted the following report for inclusion in this proxy statement:
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2008 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Crowe Horwath LLP (“Crowe”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 and Article 2-07 of SEC Regulation S-X, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from Crowe required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with Crowe their independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Western Reserve Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee,
C. Richard Lynham, Chairman
Roland Bauer, Glenn Smith and Thomas Tubbs
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such act.
Information Concerning Independent Accountants
Independent Auditors for the Year Ending December 31, 2008. The Company’s independent auditor for the fiscal year ended December 31, 2008 was Crowe Horwath LLP (“Crowe”). Selection of auditors for 2009 is intended to be made at a future meeting of the Audit Committee of the Board of Directors of the Company. A representative of Crowe is expected to be present at the Annual Meeting of shareholders, with the opportunity to make statements if he or she so desires and to be available to respond to appropriate questions raised at the meeting.
Audit Fees. The aggregate fees billed or estimated to be billed for professional services rendered by Crowe for the years ended December 31, 2008 and 2007 were as follows:

	Year ended	Year ended
	December 31, 2008	December 31, 2007

Audit Fees	$68,000	$64,000
Audit-Related Fees	0	0
Tax Fees	7,950	7,650
All Other Fees	2,965	4,273

Total Fees	$78,915	$75,923

“Audit Fees” include the fees paid to Crowe for the audit of the Company’s annual financial statements and Crowe’s review of financial statements included in the Company’s Forms 10-Q and Form 10-K. “Tax Fees” include the fees paid for the preparation of the Company’s tax returns, as well as tax planning and compliance services. “All Other Fees” in 2008 represents $1,700 for an audit of the Company’s collateral with the Federal Home Loan Bank and $1,265 for Sarbanes-Oxley consulting services. “All Other Fees” in 2007 represents $3,500 for consulting on stock option and stock registration matters and $773 for training sessions offered by Crowe and attended by several of the Company’s Board members and executive officers.
Audit Committee Pre-Approval Policy. The Audit Committee pre-approves all services provided by Crowe.

Auditor Independence. The Audit Committee of the Board believes that the non-audit services provided by Crowe are compatible with maintaining the auditor’s independence. None of the time devoted by Crowe on its engagement to audit the Company’s financial statements for the year ended December 31, 2008 is attributable to work performed by persons other than employees of Crowe.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
During the past year, certain directors and officers and one or more of their associates were customers of and had business transactions with the Company’s bank subsidiary. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than a normal risk of collectability or present other unfavorable features. The Company expects that similar transactions will occur in the future.
Michael R. Rose, one of the Directors of the Company and the Bank, is in the business of real estate development and developed and built the building in which the Company and the Bank maintain their principal business office. Mr. Rose, doing business as Washington Properties, and the Company entered into a lease in 1998 providing for the construction of a three-story brick office building, 7,884 square feet of which was leased for the main office of the Bank. The initial term of the lease was 10 years with two five-year renewal options, the first of which renewal options has been exercised. The lease has been subsequently amended on three occasions to provide for the lease of additional rental space for the loan department and accounting department of the Bank. During 2008, total rent expense under the lease, as amended, was $257,248. The lease is “triple net”, such that the Company incurs additional operating costs in connection with the property. On December 1, 2008, the Bank entered into a separate one-year lease with Mr. Rose for the Bank’s new loan production office in Wooster at a cost of $675 per month. The Board of Directors approved each of these lease transactions with Mr. Rose abstaining from consideration of the matter. The Board believes that the rent paid to Mr. Rose and the other terms and conditions of the lease transactions are comparable to those which would be available from an unrelated party.
Except for the specific transactions described above no director, executive officer or beneficial owner of more than five percent of the Company’s outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than as described) with the Company during 2008, or proposes to engage in any transaction with the Company, in which the amount involved exceeds $120,000.
DOCUMENTS INCORPORATED BY REFERENCE
The Company is incorporating by reference into this Proxy Statement the following items from its 2008 Annual Report to Shareholders which is being provided herewith:
•	Its audited consolidated financial statements meeting the requirements of SEC Regulation S-X; and

•	The portion of the Annual Report captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
By Order of the Board of Directors of
Western Reserve Bancorp, Inc.

/s/ P.M. Jones P.M. Jones	/s/ Edward J. McKeon Edward J. McKeon
Chairman of the Board	President and Chief Executive Officer
Medina, Ohio
March 31, 2009

Appendix A
PROPOSED FORM OF AMENDMENT TO ARTICLE FOURTH
OF THE ARTICLES OF INCORPORATION OF
WESTERN RESERVE BANCORP, INC.
FOURTH: The number of shares (collectively the “Shares”) that the Corporation is authorized to have outstanding is One Million Six Hundred Thousand (1,600,000), consisting of: (i) 1,500,000 common shares, no par value (the “Common Shares”); and (ii) 100,000 preferred shares, no par value (the “Preferred Shares”). The Shares shall have the following terms:
A. Common Shares:
The holders of the Common Shares are entitled at all times to one (1) vote for each Share and to such dividends as the Board of Directors (herein called the “Board”) may in its discretion periodically declare, subject, however, to any voting and dividend rights of the holders of the Preferred Shares. In the event of any liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation after the payment of all debts and necessary expenses shall be distributed among the holders of the Common Shares pro rata in accordance with their respective Share holdings, subject, however, to the rights of the holders of the Preferred Shares then outstanding. The Common Shares are subject to all of the terms and provisions of the Preferred Shares as established by the Board in accordance with this Article FOURTH.
B. Preferred Shares:
The Board is hereby expressly authorized in its discretion to adopt amendments to the Articles of Incorporation to provide for the issuance of one (1) or more series of Preferred Shares; to establish periodically the number of Shares to be included in each such series; and to fix the designation, powers, preferences, voting rights, dividend rights and other rights of the Preferred Shares of each such series and any qualifications, limitations or restrictions thereof, to the fullest extent permitted by law. Preferred Shares redeemed or otherwise acquired by the Corporation shall become authorized but unissued Preferred Shares, shall be unclassified as to series, and may thereafter be reissued in the same manner as other authorized but unissued Preferred Shares.

Map and Directions to
The Medina Country Club, 5588 Wedgewood Road, Medina, Ohio
From Historic Medina Square
Travel South on Court Street/US-42/OH-3. Continue to follow OH-3 for 2.7 miles and turn right on Wedgewood Road. Follow Wedgewood Road/OH-162 for 1.2 miles and the club is on the left.
From Akron/Canton
Travel West on US-224/I-76 to OH-3, exit 2. Turn right on OH-3 and continue to travel 4.5 miles to Wedgewood Road/OH-162. Turn left onto Wedgwood Road/OH-162 and proceed for another 1.2 miles and the club will be on your left.
From Columbus
Travel North on I-71 toward Cleveland. Merge onto I-76 East/US-224 East, exit 209, toward Akron. Continue 2.3 miles to OH-3, exit 2, toward Medina. Turn left onto OH-3 and continue to travel 4.6 miles to Wedgewood Road/OH 162. Turn left onto Wedgwood Road/OH-162 and proceed for another 1.2 miles and the club will be on your left.
From Cleveland
Travel South on I-71 towards Columbus to OH-18, exit 218. Turn right onto OH-18 and travel West for .8 miles to River Styx Road. Turn left onto River Styx Road and continue another 2.9 miles to Sharon Copley Road/OH-162. Proceed 2.9 miles and make a left onto Wooster Pike/OH-162/OH-3. Continue .5 miles then make a right onto Wedgewood Road/OH-162. Proceed for another 1.2 miles and the club will be on your left.

WESTERN RESERVE BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 7, 2009
Important Notice Regarding the Availability of Proxy Materials for the Meeting
The proxy statement and the annual report to security holders are also available at www.westernreservebank.com/Proxy_Materials2009.htm The following items are available at the specified web site:
•	The proxy statement being issued in connection with the 2009 Annual Meeting of Shareholders;
•	The Company’s 2008 Annual Report to Shareholders; and
•	The form of proxy for use in connection with the 2009 Annual Meeting of Shareholders.

WESTERN RESERVE	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
BANCORP, INC.
4015 Medina Road PROXY P.O. Box 585 Medina, Ohio 44258-0585	The undersigned hereby appoints Rory H. O’Neil and Cynthia A. Mahl as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of stock of WESTERN RESERVE BANCORP, INC. held of record by the undersigned on March 13, 2009, at the Annual Meeting of Shareholders to be held on May 7, 2009, or any adjournment thereof.
1.	ELECTION OF THREE (3) CLASS III DIRECTORS: Michael R. Rose, Glenn M. Smith, and Thomas A. Tubbs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES
LISTED ABOVE.
☐	FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below).

☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE.

☐	WITHHOLD AUTHORITY TO VOTE FOR ANY SPECIFIC NOMINEE(S). Please write name of that nominee(s) on this line:
2.	TO AMEND THE ARTICLE FOURTH OF THE COMPANY’S ARTICLES OF INCORPORATION TO CREATE 100,000 SHARES OF PREFERRED STOCK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.
☐	FOR THE PROPOSAL

☐	AGAINST THE PROPOSAL

☐	ABSTAIN REGARDING THE PROPOSAL

YOUR VOTE IS VERY
IMPORTANT!

There are critical issues
requiring your support.

Please note the Board’s
recommendations, then vote and
return your proxy today.

THANK YOU!

(CONTINUED ON REVERSE)

3.	TO GRANT TO THE PROXY COMMITTEE THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.
☐	FOR THE PROPOSAL

☐	AGAINST THE PROPOSAL

☐	ABSTAIN REGARDING THE PROPOSAL
4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears. When shares are	Signature

held by joint tenants, both must sign. When signing as executor, administrator, trustee or guardian, please	Joint Signature,
give full title.	if appropriate

If a corporation, please sign full corporate name by	Date:
President or other authorized officer. If a partnership,
please sign in partnership name by authorized person.	☐	I (we) PLAN TO ATTEND the Annual Meeting of Shareholders at 9:00 a.m. on May 7, 2009.

Please indicate # of people attending:

	☐	I (we) DO NOT plan to attend the Annual Meeting.
(CONTINUED ON REVERSE)